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                           October 25, 2022

       Michael Gilbreth
       Chief Financial Officer
       Ascent Solar Technologies, Inc.
       12300 Grant Street
       Thornton, Colorado 80241

                                                        Re: Ascent Solar
Technologies, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 18,
2022
                                                            File No. 333-267915

       Dear Michael Gilbreth:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at (202) 551-8107 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing